Exhibit 99.1

For Immediate Release: Wednesday, April 28, 2010	Contact:	Gary Russell 713-651-4434
KEY ENERGY SERVICES ANNOUNCES FIRST QUARTER 2010 RESULTS
HOUSTON, TX, April 28, 2010 — Key Energy Services, Inc. (NYSE: KEG) announced its results for the first quarter ended March 31, 2010. The company’s earnings conference call will be held tomorrow, Thursday, April 29, 2010 at 11:00 a.m. CDT.
First Quarter 2010 Results
For the first quarter of 2010, Key reported revenue of $302.1 million and a net loss of $7.6 million, or a loss of $0.06 per fully diluted share. Compared to the previous quarter, revenue increased 13%, and earnings improved 44% from a fourth quarter net loss of $13.6 million. The following table sets forth data for the first quarter of 2010 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	March 31, 2010	December 31, 2009	March 31, 2009
	(in millions, except per share amounts)

Revenues	$302.1	$267.5	$332.0
Income (loss) attributable to common stockholders	$(7.6)	$(13.6)	$0.9
Diluted earnings (loss) per share	$(0.06)	$(0.11)	$0.01
Adjusted EBITDA (defined below)	$32.9	$26.1	$55.3
Well Servicing
For the Well Servicing segment, first quarter revenue was $224.0 million, up 6% from $211.5 million generated in the fourth quarter of 2009. Sequential U.S. revenue in this segment increased 11% while international revenue declined 6%. The increase in U.S. revenue is attributed to higher demand and activity for rig services and fluids management services. Internationally, higher activity levels in Argentina helped offset sequential declines in revenue from Russia and Mexico. First quarter operating income in this segment of $15.0 million is an increase of 9% from the previous quarter.
In Russia, two new well servicing rigs and one new horizontal drilling rig, originally expected to be operational during the first quarter, are now expected to begin working during the second quarter. A second new horizontal drilling rig is expected to be operational before year-end.
As previously reported, Key’s contract with PEMEX covering 14 workover rigs in Mexico’s North Region expired in late March. Since the contract’s expiration, seven of the 14 idled rigs are committed to customers for work. Six of these seven rigs will be working for PEMEX outside ATG.
Production Services
First quarter revenue in the Production Services segment was $78.1 million, up 39% from $56.1 million generated in the fourth quarter of 2009 led by a 48% increase in pressure pumping revenue. Operating income margins increased approximately 340 basis points from essentially breakeven last quarter despite the negative impact from startup costs associated with expansion into the Eagle Ford shale market and an unfavorable product mix from low margin proppant pass-through sales.

General and Administrative Expenses
Total general and administrative expenses of $41.0 million in the first quarter decreased $2.6 million sequentially due to a reduction in professional fees as well as the non-recurrence of the holiday bonus paid to all non-officer employees in the fourth quarter of 2009.
Capital Expenditures and Liquidity
Total capital expenditures were approximately $32 million during the quarter. Key anticipates that capital expenditures for 2010 will approximate $170 million, up $30 million compared to its original budget of $140 million, attributable to new growth opportunities in the U.S. Key’s consolidated cash balance was $66.8 million and total debt was $531.5 million at March 31, 2010.
Overview and Outlook
Commenting on the first quarter, Chairman, President and CEO Dick Alario stated, “Sustained oil prices above $70 per barrel are driving activity increases in essentially all our domestic businesses, which are tracking slightly ahead of our expectations at the beginning of the year. We believe activity will continue to improve through 2010. We anticipate stronger growth in the areas which are predominately oil-producing, such as the Permian Basin where we have historically had a strong presence, as well as new areas such as the Eagle Ford shale where we now offer our entire suite of services.”
Alario continued, “Despite setbacks in Mexico and Russia, we remain optimistic about our business outlook in these countries. Additionally, we are pursuing new business opportunities in the Middle East and Northern Africa. While we believe it is likely that we will begin investing capital for these regions during the year, we are not projecting any meaningful revenue contribution before 2011. Lastly, we still expect consolidated revenue growth of 20 to 30% for the year. We now anticipate domestic revenue to grow 25 to 30% and international revenue to grow 30 to 35% compared to 2009.”
Conference Call
Key will hold a conference call to discuss its first quarter 2010 financial results on Thursday, April 29, 2010 at 11:00 a.m. CDT. To access the call in the U.S. and Canada please dial 888-794-4637 and ask for the “Key Energy Services Conference Call” or provide the access code 69179857. International callers should dial 660-422-4879. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on Thursday, April 29, 2010, beginning at 2:00 p.m. CDT and will remain available for one week. To access the replay, please call 800-642-1687. The access code for the replay is 69179857.

Condensed Consolidated Statements of Operations (in thousands, except per share amounts):

	Three Months Ended March 31,
	2010	2009
	(unaudited)

REVENUES	$302,071	$331,989

COSTS AND EXPENSES:
Direct operating expenses	230,920	227,227
Depreciation and amortization expense	36,703	44,756
General and administrative expenses	40,952	48,706
Interest expense, net of amounts capitalized	10,247	9,648
Other, net	(1,253)	523

Total costs and expenses, net	317,569	330,860

Income (loss) before tax	(15,498)	1,129
Income tax benefit (expense)	6,491	(225)

Net income (loss)	(9,007)	904

Noncontrolling interest	1,427	—

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(7,580)	$904

Earnings (loss) per share attributable to common stockholders:
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01

Weighted average shares outstanding:
Basic	121,617	120,665
Diluted	121,617	121,436

Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2010	December 31, 2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$66,814	$37,394
Other current assets	339,557	346,738

Total current assets	406,371	384,132

Property and equipment, net	862,650	864,608
Goodwill	346,831	346,102
Other assets, net	67,240	69,568

TOTAL ASSETS	$1,683,092	$1,664,410

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$57,738	$46,086
Other current liabilities	157,550	143,683

Total current liabilities	215,288	189,769

Long-term debt, less current portion	522,665	523,949
Other non-current liabilities	207,730	207,552

Equity	737,409	743,140

TOTAL LIABILITIES AND EQUITY	$1,683,092	$1,664,410

Consolidated Cash Flow Data (in thousands):

	Three Months Ended March 31,
	2010	2009
	(unaudited)

Net cash provided by operating activities	$65,754	$129,383
Net cash used in investing activities	(31,244)	(44,000)
Net cash used in financing activities	(3,170)	(3,186)
Effect of changes in exchange rates on cash	(1,920)	(714)

Net increase in cash and cash equivalents	29,420	81,483

Cash and cash equivalents, beginning of period	37,394	92,691

Cash and cash equivalents, end of period	$66,814	$174,174

Results of Operations by Reportable Segment (in thousands, except for percentages, unaudited):

	Well	Production	Functional
	Servicing	Services	Support
For the three months ended March 31, 2010:

Revenues from external customers	$223,991	$78,080	$—
Operating income (loss)	15,011	2,586	(24,101)
Operating income as a percentage of revenue	6.7%	3.3%	n/a

	Well	Production	Functional
	Servicing	Services	Support
For the three months ended December 31, 2009:

Revenues from external customers	$211,470	$56,077	$—
Operating income (loss)	13,790	(58)	(25,323)
Operating income as a percentage of revenue	6.5%	-0.1%	n/a

	Well	Production	Functional
	Servicing	Services	Support
For the three months ended March 31, 2009:

Revenues from external customers	$256,261	$75,728	$—
Operating income (loss)	41,015	(3,560)	(26,155)
Operating income as a percentage of revenue	16.0%	-4.7%	n/a
U.S. and International Revenue (in thousands, unaudited):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

U.S.	$246,420	$208,388	$284,743
International	55,651	59,159	47,246

Total revenue from external customers	$302,071	$267,547	$331,989

The following table sets forth the sequential percentage revenue changes from the fourth quarter 2009 to the first quarter 2010 in each of Key’s principal lines of business and international operating areas (unaudited):

Sequential Quarter
Revenue % Change
U.S. Rig Services	11%
Fluid Management Services	9%
Pressure Pumping Services	48%

Argentina	18%
Mexico	(5)%
Russia	(63)%

Below is a reconciliation of income or loss attributable to common stockholders as presented in accordance with United States generally accepted accounting principles (GAAP) to Adjusted EBITDA (a non-GAAP measure) as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations to Adjusted EBITDA (in thousands, except for percentages):

	Three Months Ended	% of	Three Months Ended	% of	Three Months Ended	% of
	March 31, 2010	Revenue	December 31, 2009	Revenue	March 31, 2009	Revenue
	(unaudited)

Income (loss) attributable to common stockholders	$(7,580)	-2.5%	$(13,610)	-5.1%	$904	0.3%

Income tax (benefit) expense	(6,491)	-2.1%	(7,503)	-2.8%	225	0.1%
Interest expense, net of amounts capitalized	10,247	3.4%	10,158	3.8%	9,648	2.9%
Interest income	(15)	0.0%	(39)	0.0%	(248)	-0.1%
Depreciation and amortization	36,703	12.2%	37,138	13.9%	44,756	13.5%

Adjusted EBITDA	$32,864	10.9%	$26,144	9.8%	$55,285	16.7%

“Adjusted EBITDA” is defined as income or loss attributable to common stockholders before interest, taxes, depreciation and amortization. In some periods, Adjusted EBITDA may also add back certain non-recurring items. Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by the company’s management and directors and by external users of the company’s financial statements, such as investors, to assess:
•	The financial performance of the company’s assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of the company’s assets to generate cash sufficient to pay interest on its indebtedness; and
•	The company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.
Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect Key’s current or future requirements for capital expenditures or capital commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on Key’s debt;
•	Adjusted EBITDA does not reflect income taxes;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate Adjusted EBITDA differently than Key does, limiting its usefulness as a comparative measure; and
•
Adjusted EBITDA is a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.
Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that Key will be unable to achieve financial and operational projections, including projections of revenues, either for Key as a whole or for specific geographic regions or business segments individually, based on uncertain expectations of customer activity and spending levels, as well as expectations regarding performance of Key’s international businesses; risks associated with economic conditions in the United States and globally, including continued economic uncertainty and instability in global credit markets; risks affecting activity levels for Key’s services, including possible declines or continued instability of commodity prices and inability of customers to increase, or customers even decreasing, their capital budgets and activity levels; availability of credit under Key’s revolving credit facility and related liquidity risks; risks that Key will be unable to identify growth opportunities warranting additional capital expenditures and/or that such investments, if made, will generate adequate returns; risks that Key will be unable to identify or complete acquisitions and will be unable to successfully integrate acquired or joint venture operations; risks affecting foreign operations, including risks related to contracts subject to competitive bidding in Mexico, operations through Key’s joint-venture in Russia, resurgence of economic or labor issues in Argentina, and Key’s ability to identify or secure opportunities in the Middle East and Northern Africa through its new joint-venture in those regions; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, the impact of rig capacity in the market, weather risk, the impact of possible reinstatement of temporary wage and benefit reductions and other increases in general and administrative expenses.
Because such statements involve risks and uncertainties, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.